As filed with the Securities and Exchange Commission on November 12, 2010

Registration No. 333-168852

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REVA Medical, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	3842	33-0810505
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5751 Copley Drive, Suite B
San Diego, CA 92111
(858) 966-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert B. Stockman
Chief Executive Officer
5751 Copley Drive, Suite B
San Diego, CA 92111
(858) 966-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael S. Kagnoff, Esq.
Jeffrey C. Thacker, Esq.
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
Tel: (858) 677-1400
Fax: (858) 677-1401

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)	Registration Fee

CHESS Depositary Interests	$ 95,000,000	$6,774	(2)
Common Stock, $0.0001 par value per share	—	—	(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	Previously paid.

(3)	Pursuant to Rule 457(i), no additional filing fee is payable with respect to the shares of common stock issuable upon conversion of the CHESS Depositary Interests because no additional consideration will be received in connection with the conversion.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely to file Exhibit 10.25 and to update the Exhibit List accordingly.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than placement agent fees, all of which will be paid by us. All of the amounts are estimated except the SEC registration fee.

Amount to be paid

SEC registration fee	$6,774
Printing and mailing	176,000
Legal fees and expenses	1,768,000
Accounting fees and expenses	850,000
Transfer agent and registrar	17,000
Miscellaneous	222,226

Total	$3,040,000

Item 14.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws that will be effective upon completion of the offering provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, or an action brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article 12 of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

The foregoing discussion of our amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements, or law.

Reference is made to Item 17 of our undertakings with respect to liabilities arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

We have issued the following securities that were not registered under the Securities Act of 1933, as amended, or the Securities Act. The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D and the other rules and regulations promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions.

•	In May 2007, we issued and sold convertible promissory notes in the aggregate principal amount of $5,000,000 and warrants to purchase an aggregate of 153,692 shares of Series H preferred stock at an exercise price of $6.50 per share to investors in a bridge loan financing transaction completed in a series of closings. In December 2007, these notes, including the approximate $163,830 in accrued interest, were converted into an aggregate of 793,629 shares of our Series H preferred stock. In addition, at the time of the note conversion, we issued warrants to these noteholders to purchase an aggregate of 158,726 shares of our common stock at an exercise price of $6.50 per share.

•	From December 2007 to June 2010, we issued an aggregate of 6,454,986 shares of Series H preferred stock for a purchase price of approximately $6.50 per share and warrants to purchase an aggregate of 1,290,999 shares of our common stock at an exercise price of approximately $6.50 per share to investors in a private placement transaction completed in a series of closings, for aggregate gross proceeds of approximately $42.0 million.

•	In April 2010, we exercised a right of first refusal to acquire an aggregate of 461,071 shares of Series H preferred stock and warrants to purchase an aggregate of 92,214 shares of our common stock for a total purchase price of $550,000 from certain affiliates of Pequot Capital Management. We purchased these shares solely to facilitate their sale to certain of our existing stockholders because we did not have sufficient time to assign our right of first refusal to them and subsequently administered the sale of these securities before expiration of the right of first refusal. Following our purchase, we sold these shares at the same purchase price to certain of our existing stockholders.

•	Prior to and contingent upon the consummation of our offering, we anticipate that (i) our preferred stockholders will convert an aggregate of 14,739,732 shares of our preferred stock into 14,739,732 shares of our common stock; (ii) our warrant holders will exercise preferred and common stock warrants to purchase an aggregate of 701,821 shares of our common stock; (iii) our noteholders will convert notes, with an aggregate of approximately $28,409,000 of principal and accrued interest outstanding as of September 30, 2010, into 5,588,187 shares of our common stock; and (iv) we will issue an aggregate of 868,972 shares of our common stock as cumulative dividends and an aggregate of 189,981 shares of our common stock as an anti-dilution adjustment, to certain of our stockholders.

•	From January 2007 through September 2010, we granted stock options to employees and directors under our 2001 Stock Option Plan pursuant to which the optionees may purchase up to an aggregate of 643,500 shares of common stock (net of cancellations) at a weighted average exercise price of $1.40 per share of our common stock. Each of these options is immediately exercisable.

Item 16.	Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All other schedules have been omitted because they are not applicable.

Financial Statement Schedules

All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.	Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on November 12, 2010.

REVA Medical, Inc.

By:	/s/ Katrina Thompson
Name:     Katrina Thompson

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature		Title	Date

* Robert B. Stockman		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 12, 2010

/s/ Katrina Thompson Katrina Thompson		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2010

* Robert K. Schultz, Ph.D.		President and Chief Operating Officer	November 12, 2010

* Brian Dovey		Director	November 12, 2010

* Anne Keating		Director	November 12, 2010

* Gordon E. Nye		Director	November 12, 2010

James J. Schiro		Director	November 12, 2010

* Robert Thomas		Director	November 12, 2010

*By:	/s/ Katrina Thompson Katrina Thompson Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Certificate of Incorporation.*
3.2	Amendment to Certificate of Incorporation to be effective upon completion of the offering.*
3.3	Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.*
3.4	Bylaws.*
3.5	Amended and Restated Bylaws to be effective upon completion of this offering.*
4.1	Form of Stock Certificate.*
4.2	Form of Amended and Restated Investors’ Rights Agreement, by and among REVA Medical, Inc. and the holders of our preferred stock set forth therein.*
5.1	Opinion of DLA Piper LLP (US) regarding the legality of the securities being registered.*
10.1	Telecom Business Center Business Lease between FSP Telecom Business Center Limited Partnership and REVA Medical, Inc. dated December 18, 2001.*
10.2	First Amendment to Telecom Business Center Business Lease between FSP Telecom Business Center Limited Partnership and REVA Medical, Inc. dated January 3, 2005.*
10.3	Second Amendment to Telecom Business Center Business Lease between ARI Commercial Properties, Inc. and REVA Medical, Inc. dated February 18, 2006.*
10.4	Third Amendment to Telecom Business Center Business Lease between ARI Commercial Properties, Inc. and REVA Medical, Inc. dated December 14, 2006.*
10.5	Fourth Amendment to Telecom Business Center Business Lease between ARI Commercial Properties, Inc. and REVA Medical, Inc. dated May 7, 2008.*
10.6	Agreement and Plan of Merger, dated October 13, 2004, by and among REVA Medical, Inc., Boston Scientific Corporation, RMI Acquisition Corp. and certain stockholder representatives set forth therein.*
10.7	Amendment No. 1 to the Agreement and Plan of Merger, dated December 7, 2007, by and among REVA Medical, Inc., Boston Scientific Corporation, RMI Acquisition Corp. and certain stockholder representatives set forth therein.*
10.8	Securities Purchase Agreement between Boston Scientific Corporation and REVA Medical, Inc. dated October 13, 2004.*
10.9	Amendment No. 1 to Securities Purchase Agreement between Boston Scientific Corporation and REVA Medical, Inc. dated December 7, 2007.*
10.10	Distribution Option Agreement, dated December 7, 2007, by and between REVA Medical, Inc. and Boston Scientific Corporation.*
10.11	Exclusive License Agreement Number between Rutgers, The State University of New Jersey and REVA Medical, Inc. dated July 1, 2010.++*
10.12	Royalty and License Agreement between Integra/LifeSciences Corporation and REVA Medical, Inc. dated February 2, 2004.++*
10.13	2001 Stock Option/Stock Issuance Plan.+*
10.14	Form of Stock Option Agreement.+*
10.15	Form of Addendum to Stock Option Agreement.+*
10.16	2010 Equity Incentive Plan.+*
10.17	Form of Stock Option Agreement.+*
10.18	Form of Stock Option Agreement entered into with Robert Thomas and Anne Keating.+*
10.19	Form of Director and Officer Indemnification Agreement.+*
10.20	Employment Agreement, dated July 1, 2010, by and between REVA Medical, Inc. and Robert B. Stockman.+*
10.21	Employment Agreement, dated October 21, 2010, by and between REVA Medical, Inc. and Robert Schultz.+*
10.22	Employment Agreement, dated October 21, 2010, by and between REVA Medical, Inc. and Katrina Thompson.+*
10.23	Form of Offer Management Agreement between REVA Medical, Inc. and Inteq Limited.*
10.24	Form of CDI Subscription Application for non U.S. investors.*
10.25	Form of CDI Subscription Application for U.S. investors.
10.26	Form of Escrow Deed between REVA Medical, Inc. and Computershare Investor Services Pty Limited.*
21.1	List of Subsidiaries.*
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).*
24.1	Powers of Attorney (included in the signature page).*
99.1	Section 13 of the ASX Settlement Rules.*

+	Management Compensation Plan

++	Confidential Treatment Request

*	Previously filed

**	To be filed by Amendment